EXHIBIT 4.6

WARRANT AGREEMENT

This Warrant Agreement made as of [                    ], 2007, between Oceanaut, Inc., a Marshall Islands corporation with offices at 17th Km National Road Athens-Lamia & Finikos Street, 145 64 Nea Kifisia, Athens, Greece (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (the “Public Offering”) of units (the “Units”) and, in connection therewith, has determined to issue and deliver up to 21,562,000 warrants (the “Public Warrants”) to the public investors, each of such Public Warrants evidencing the right of the holder thereof to purchase one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), for $6.00, subject to adjustment as described herein;

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission a Registration Statement, No. 333-[            ] on Form F-1 (the “Registration Statement”) for the registration, under the U.S. Securities Act of 1933, as amended (the “Act”) of, among other securities, the Public Warrants and the Common Stock issuable upon exercise of the Public Warrants;

WHEREAS, the Company is issuing 1,125,000 Units and, in connection therewith, 1,125,000 warrants and 2,000,000 warrants in a private placement no less than one business day prior to the Public Offering (the “Insider Warrants” and, with the Public Warrants, the “Warrants”) which will have terms identical to those of the Public Warrants, except as otherwise noted below;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially in the form of Exhibit A hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or President and Treasurer,

Secretary or Assistant Secretary of the Company, and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2 Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Public Warrant and shall have no obligation to settle the Warrant exercise unless a registration statement under the Act with respect to the Common Stock is effective, subject to the Company’s satisfying its obligations under Section 7.4. In the event that a registration statement with respect to the Common Stock underlying a Public Warrant is not effective under the Act, the holder of such Public Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company “net cash settle” the Warrant. The shares of Common Stock issuable upon exercise of Insiders’ Warrants shall be unregistered shares.

2.3 Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.4 Registration.

2.4.1 Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.4.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.5 Detachability of Public Warrants. The securities comprising the Units will not be separately transferable until (i) five (5) business days after the earlier of the expiration of the over-allotment option (as such term is used in the underwriting agreement entered into by and between the Company and the underwriters) and the exercise in full of such over-allotment option by the underwriters and (ii) the Company files with the U.S. Securities and Exchange Commission a Current Report on Form 6-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering, including the proceeds received by the Company from the exercise of the underwriters’ over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 6-K.

2.6 Insider Warrants. The Insider Warrants shall have the same terms and be in the same form as the Public Warrants, except that the Insider Warrants are (i) subject to the registration requirements set forth in the Insider Unit and Insider Warrant Purchase Agreement to be entered into by and between the Company and Excel Maritime Carriers Ltd. (“Excel”) immediately prior to the Public Offering; (ii) not transferable or salable, except to an entity controlled by Excel, until after the consummation of the Company’s Business Combination (as defined below); (iii) non-redeemable, so long as such Insider Warrant has not been sold or transferred by Excel to a party other than to an entity controlled by Excel; and (iv) in addition to and without limiting the rights of the holder under the terms of the Insider Warrant, the holder shall have the right to convert the Insider Warrant or any portion thereof (the “Conversion Right”) into shares of Common Stock at any time or from time to time during the term of the Insider Warrant. Upon exercise of the Conversion Right with respect to a particular number of shares subject to the Insider Warrant (the “Converted Warrant Shares”), the Company shall deliver to the holder (without payment by the holder of any purchase price or any cash or other consideration) that number of shares of fully paid and nonassessable Common Stock equal to the quotient obtained by dividing (X) the value of the Insider Warrant (or the specified portion thereof) on the Conversion Date (as defined below), which value shall be determined by subtracting (A) the aggregate purchase price of the Converted Warrant Shares immediately prior to the exercise of the Conversion Right from (B) the aggregate fair market value of the Converted Warrant Shares issuable upon exercise of the Insider Warrant (or the specified portion thereof) on the Conversion Date by (Y) the fair market value of one share of Common Stock on the Conversion Date.

Expressed as a formula, such conversion shall be computed as follows:

X	=	B-A
Y
where:		X = the number of shares of Common Stock that may be issued to holder
Y = the fair market value (FMV) of one share of Common Stock
A = the aggregate “Warrant Price” (Converted Warrant Shares x purchase price)
B = the aggregate FMV (i.e., FMV x Converted Warrant Shares)

The “Conversion Date” shall be the date on which the Company receives the Insider Warrant for conversion or on such other date as may be instructed in writing by the Company. For purposes of this Section 2.6(iv), “fair market value” of a share of Common Stock as of a particular date shall be determined using the average reported last sale price of the Common Stock for the ten (10) trading days ending on the third business day prior to the Conversion Date.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each Public Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Public Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $6.00 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company, in its sole discretion, may lower the Warrant Price at any time prior to the Expiration Date.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the later of the consummation by the Company of a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination as described more fully in the Company’s Registration Statement (“Business Combination”) or [                    ], 2008, and terminating at 5:00 p.m., New York City time, on the earlier to occur of (i) [                    ], 2012 (“Expiration Date”), or (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement. Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company, in its sole discretion, may extend the duration of the Warrants by delaying the Expiration Date.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by (i) surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and (ii) paying in full, in lawful money of the United States, in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Stock, and the issuance of the Common Stock.

3.3.2 Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless (i) a registration statement under the Act with respect to the Common Stock issuable upon exercise is effective, or (ii) in the opinion of counsel to the Company, the exercise of the Warrants is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the registered holders reside. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4 Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4. Adjustments.

4.1 Stock Dividends - Split-Ups. If, after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

4.2 Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 4.1 or 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to the Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer; Transfer Restrictions.

(a) The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

(b) The Insider Warrants may not be sold or transferred prior to the date upon which the Company completes a Business Combination except for transfers to Excel or an entity controlled by Excel. The holders of the Insider Warrants agree that they shall give five (5) days’ prior written notice of transfer to the Company and that, prior to any proposed transfer of the Insider Warrants, if such transfer is not made pursuant to an effective registration statement under the Act, such Warrant holders shall deliver to the Company:

(1) an opinion of counsel reasonably acceptable to the Warrant Agent and the Company that such Insider Warrants may be transferred without registration under the Act;

(2) customary representations, warranties and covenants regarding the transferee and the investment, which representations, warranties and covenants shall be reasonably satisfactory to the Company, signed by the proposed transferee;

(3) an agreement by such transferee to the impression of the restrictive investment legend set forth on such Insider Warrants; and

(4) an agreement by such transferee to be bound by the provisions of this Agreement, including, without limitation, the transfer restrictions set forth in this Section 5.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and, thereupon, the Warrant

Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. Redemption.

6.1 Redemption. Subject to Section 6.4 hereof, all but not less than all of the outstanding Public Warrants (and Insider Warrants that have been sold or transferred by Excel to a party other than an entity controlled by Excel) may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $.01 per Warrant (“Redemption Price”), provided that the last sales price of the Common Stock has been equal to or greater than $11.50 per share, on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given. Notwithstanding anything to the contrary contained herein, the Company shall not call the Warrants for redemption unless there is an effective registration statement under the Act relating to the shares of common Stock issuable upon exercise of the Warrants and a current prospectus is available. The provisions of this Section 6.1 may not be modified, amended or deleted without the prior written consent of Citigroup Global Markets Inc. (the “Underwriter”) and the majority of the holders of the Public Warrants (and Insider Warrants that have been sold or transferred by Excel to a party other than an entity controlled by Excel) then outstanding.

6.2 Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Public Warrants (and Insider Warrants that have been sold or transferred by Excel to a party other than an entity controlled by Excel), the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the date fixed for redemption to the registered holders of the Public Warrants (and Insider Warrants that have been sold or transferred by Excel to a party other than an entity controlled by Excel) to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3 Exercise After Notice of Redemption. The Public Warrants (and Insider Warrants that have been sold or transferred by Excel to a party other than an entity controlled by Excel) may be exercised in accordance with Section 3 of this Warrant Agreement at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Public Warrants (and Insider Warrants that have been sold or transferred by Excel to a party other than an entity controlled by Excel) shall have no further rights except to receive, upon surrender of the Public Warrants (and Insider Warrants that have been sold or transferred by Excel to a party other than an entity controlled by Excel), the Redemption Price.

6.4 Outstanding Warrants Only. The Company understands that the redemption rights provided for by this Section 6 apply only to outstanding Public Warrants (and Insider Warrants that have been sold or transferred by Excel to a party other than an entity controlled by Excel). To the extent a person holds rights to purchase Public Warrants (or Insider Warrants that have been sold or transferred by Excel to a party other than an entity controlled by Excel), such purchase rights shall not be extinguished by redemption. However, once such purchase rights are exercised, the Company may redeem the Public Warrants (or Insider Warrants that have been sold or transferred by Excel to a party other than an entity controlled by Excel) issued upon such exercise, provided that the criteria for redemption is met. The provisions of this Section 6.4 may not be modified, amended or deleted without the prior written consent of the Underwriter and the majority of the holders of the Public Warrants (and Insider Warrants that have been sold or transferred by Excel to a party other than an entity controlled by Excel) then outstanding.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Shareholder. A Warrant does not entitle the registered holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Warrant Agreement.

7.4 Registration of Common Stock. The Company agrees that prior to the commencement of the Exercise Period, it shall file with the Securities and Exchange Commission a post-effective amendment to the Registration Statement, or a new registration statement, for the registration, under the Act, of, and it shall take such action as is necessary to qualify for sale, in those states in which the Public Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Public Warrants. In either case, the Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the Public Warrants in accordance with the provisions of this Warrant Agreement. The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of the Underwriter and the majority of the holders of the Public Warrants then outstanding.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder as set forth on Exhibit A hereto and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Warrant Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement except as a result of the Warrant Agent’s negligence, willful misconduct, or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Warrant Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Warrant Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Warrants.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Oceanaut, Inc.

17th Km National Road Athens-Lamia & Finikos Street

145 64 Nea Kifisia

Athens, Greece

Attn: Chief Executive Officer

Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Compliance Department

with a copy, in each case, to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attn: Raymond B. Check, Esq.

and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

Attn: Kenneth R. Koch, Esq.

and

Citigroup Global Markets Inc.

390 Greenwich Street

New York, New York 10013

Attn: David Spivak

9.3 Applicable Law. The validity, interpretation, and performance of this Warrant Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4 Persons Having Rights under this Warrant Agreement. Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants and, for the purposes of Sections 3.3.5, 6.1, 6.4, 7.4 and 9.2 hereof, the Underwriter, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Underwriter shall be deemed to be a third-party beneficiary of this Warrant Agreement with respect to Sections 3.3.5, 6.1, 6.4, 7.4 and 9.2 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Underwriter with respect to the Sections 3.3.5, 6.1, 6.4, 7.4 and 9.2 hereof) and their successors and assigns and of the registered holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Warrant Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6 Counterparts. This Warrant Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The Section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Warrant Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment that (i) changes the Warrants so as to reduce the number of shares purchasable upon exercise of the Warrants or so as to increase the exercise price (other than as provided by Section 4.3), (ii) shortens the period of time during which the Warrants may be exercised, (iii) otherwise adversely affects the exercise rights of the holders in any material respect, or (iv) reduces the number of unexercised Warrants the consent of the holders of which is required for amendment of this Agreement or the Warrants, shall require the written consent of each of the Underwriter and the majority of the holders of the Warrants then outstanding. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with Sections 3.1 and 3.2, respectively, without such consent.

9.9 Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(Remainder of page intentionally left blank. Signature pages to follow.)

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest	OCEANAUT, INC.

By:
Name: Christopher Georgakis Title: Chief Executive Officer and President

Attest	CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name: Steven G. Nelson Title: Chairman

EXHIBIT A

WARRANT AGENT FEES